Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-137441 on Form S-4 relating to the Offer to Exchange Mariner Energy, Inc.’s $300,000,000 7-1/2% Senior Notes due 2013 of our report dated March 27, 2006, with respect to the Statements of Oil and Gas Revenues and Direct Operating Expenses of the Forest Offshore Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
KPMG LLP
Denver, Colorado
October 5, 2006